Exhibit 99.1

Secured Digital Applications, Inc. Announces $7 Million Financing with Laurus Funds

    NEW YORK--(BUSINESS WIRE)--June 7, 2004--Secured Digital Applications, Inc. (OTCBB:SDGL) announced today that it has arranged $7 million in equity and debt financing through a private placement with Laurus Master Fund, Ltd. ("Laurus Funds"), a New York based financial institution that specializes in making direct investments in U.S. listed small and micro-cap companies.
    The $7 million financing was provided through the issuance of $6.5 million of convertible preferred stock of a subsidiary and a $500,000 convertible note both of which will be convertible into the common stock of SDGL at a fixed conversion price of $0.35 per share, a premium of 35 percent over the closing price of SDGL's common stock on June 4, 2004. The investment will be reflected in the second quarter's financials.
    The Non-Redeemable Preferred Stock was issued by SDA America, Inc., a wholly owned subsidiary, and will pay an annual dividend of prime plus 2 percent with a minimum annual dividend rate of 6 percent. The Note will also bear interest of prime plus 2 percent with a minimum annual interest rate of 6 percent. The Note will mature in three years with monthly principal amortization payments beginning in 90 days after the closing date. The Company has the option of repaying any outstanding principal of the Note prior to maturity. The proceeds of the sale of the preferred stock will be held in a restricted account pending registration of shares sufficient to permit conversion into common stock, and will be released upon the conversion of the preferred stock into common stock of SDGL. Details of the transaction will be contained in a Form 8-K that will be filed by the company.
    The Company also issued to Laurus Funds seven-year warrants to purchase shares of the Company's common stock. Three series of warrants were issued with 1.1 million warrants exercisable at $0.40 per share, 1.1 million warrants exercisable at $0.43 per share and 1.1 million warrants exercisable at $0.47 per share.
    The Company will file a registration statement with the Securities and Exchange Commission to register the underlying common stock associated with this financing within 30 days and to become effective within 120 days of filing and is required to become listed on the American Stock Exchange, the Nasdaq Small Cap Market or the Nasdaq National Market within 150 days from the filing of the registration statement.
    Laurus Funds has warranted to the Company that it will not engage in short sales of the Company's common stock, nor have they engaged in short sales of the Company's common stock prior to the consummation of this financing.
    "We believe that the investment made by Laurus Funds provides the company with funding to support the continued growth of our business," said Patrick Lim, Chief Executive Officer of SDGL. "We also believe this financing was obtained with terms favorable to the company as evidenced by a conversion price that is a substantial premium to the recent trading range of the common stock."
    Additional information regarding the Laurus Funds can be found at www.laurusfunds.com.

    About Secured Digital Applications:

    Secured Digital Applications, Inc. (formerly known as Digital Broadband Networks, Inc.) and its subsidiaries are involved in the development, integration and provision of secured shipping and supply chain management service; the sale of biometrics security systems and the development of Web based interactive multimedia content. The group is also involved in the sale of the EyStar SmartHome Console, broadband modems and IP cameras. For more information, please visit www.digitalapps.net and www.eystar.com.

    Safe Harbor Statement:

    Investors should carefully consider the preceding information, as well as other information contained herein before making an investment in the common stock of the Company. Information contained herein contains forward-looking statements and information that are based upon beliefs of, and information currently available to management, as well as estimates and assumptions made by management. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes", "expects", "is expected", "intends", "may", "will", "should", "anticipates", "plans" or the negative thereof. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to vary materially from historical results or from any future results expressed or implied in such forward-looking statements. Secured Digital Applications, Inc. does not undertake to update, revise or correct any forward-looking statements.

    Morris Capital Markets Communications LLC provides investor relations and financial communications services to the Company. As such Morris Capital Markets Communications LLC and/or its officers receives only cash remuneration for its services in compliance with the National Investor Relations Institute Standard of Practice and SEC regulations.

    CONTACT: Morris Capital Markets Communications LLC
             Barry L. Morris, 212-687-9707
             bmorris@morriscapmarkets.com
                      or
             Secured Digital Applications, Inc.
             Valerie Looi, +603-7955-4582
             valerie.looi@digitalapps.net